EXHIBIT B-7
                                                                FILE NO. 70-9325

                                STATE OF MICHIGAN

                  BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                    * * * * *

In the matter of the application of                   )
UTILICORP UNITED INC., a Delaware corporation,        )
for certification pursuant to Section 33(a)(2) of the )    Case No. U-11696
Public Utility Holding Company Act of 1935.           )
______________________________________________________)

      At the June 26, 1998 meeting of the Michigan Public Service Commission in Lansing, Michigan.

            PRESENT: Hon. John G. Strand, Chairman
                     Hon. John C. Shea, Commissioner
                     Hon. David A. Svanda, Commissioner

                                      ORDER

      On May 26, 1998, UtiliCorp United Inc. (UtiliCorp) filed an application requesting certification pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 (PUHCA), 15 USC 79z-5b.

      UtiliCorp is an electric and natural gas utility that operates in several states, one Canadian province, New Zealand, and Australia. UtiliCorp also engages in nonregulated business activities. It provides service in Michigan through Michigan Gas Utilities (MGU), UtiliCorp's Michigan Division.

      The Commission has issued certification pursuant to 15 USC 79z-5b regarding UtiliCorp's investment in foreign utilities previously in Case No. U-10302, Case No. U-10710, and Case No. U-10806. According to UtiliCorp's application, the company believes there are additional potential investment opportunities in Australia and throughout the world. UtiliCorp states that the government of Victoria, Australia is in the process of restructuring and privatizing certain gas transmission and supply businesses, including pipeline and storage operations. UtiliCorp is presently preparing a bid to directly or indirectly acquire up to a 50% equity ownership interest in one of three natural gas businesses owned by the state of Victoria, Australia. Each business includes a natural gas distributor and a natural gas retailer. In addition, UtiliCorp may also bid to acquire a minority (20% or less) investment in certain natural gas pipeline and storage businesses. In this application, UtiliCorp seeks a Commission certification that will permit the company to pursue additional equity investments in foreign utility companies in calender year 1998, not to exceed $500 million. UtiliCorp agrees to provide the Commission with 30 days' notice of all investments, in increments of $100 million.

      UtiliCorp represents that it will petition the Securities and Exchange Commission for an order exempting UtiliCorp from the requirement that it register as a holding company under Section 5 of PUHCA. UtiliCorp further represents that its foreign investment subsidiaries are or will be foreign utility companies that are exempt from regulation under PUHCA if every state commission having jurisdiction over the electric or gas rates of an affiliated public utility company certifies that the state commission has the authority and resources to protect the utility's ratepayers and that the commission intends to exercise that authority. UtiliCorp therefore requests that the Commission grant that certification with respect to UtiliCorp and MGU.

      UtiliCorp states that any investments will remain separate from UtiliCorp and MGU. It asserts that the proposed transaction will not have any effect on MGU's day-to-day utility services or rates and will not have a material detrimental effect on the financial viability, capital structure, or cost of capital of UtiliCorp or MGU. It says that no utility assets of MGU will be pledged or encumbered


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U-11696
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for this investment. It commits that UtiliCorp and its affiliates will not seek recovery of the direct or indirect costs of the investment from Michigan ratepayers and that the proposed transactions will have no effect on the tax revenues of Michigan political subdivisions in which any structure, facility, or equipment of MGU or its subsidiaries are located. UtiliCorp further commits that it will make available books and records reasonably necessary for the Commission to determine that Michigan ratepayers are not being adversely affected. It acknowledges that a grant of certification is not approval of the transaction or a finding that the transaction is reasonable.

      After a review of the application, the Commission finds that it is appropriate to certify that it has the authority and resources under Michigan law to protect Michigan's utility ratepayers and that it intends to exercise that authority. The Commission also finds that ex parte approval is appropriate. The Commission grants the requested certification while reserving the right to prospectively revoke it, as PUHCA permits, and on condition that UtiliCorp and MGU not seek to recover from Michigan ratepayers any direct or indirect costs of the investment in foreign utilities. Furthermore, the granting of the certification is not approval or endorsement of the transaction. Finally, UtiliCorp and its affiliates shall provide the Commission written notice of its actual investments pursuant to the certification granted in this order in increments of $100 million.

      The Commission FINDS that:

      a. Jurisdiction is pursuant to 1909 PA 106, as amended, MCL 460.551 et seq.; MSA 22.151 et seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; MSA 3.560(101) et seq.; 15 USC 79z-5b; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R
460.17101 et seq.


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U-11696
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      b. With respect to the transaction described in UtiliCorp's application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

      c. Ex parte approval is appropriate.

      THEREFORE, IT IS ORDERED that the certification requested by UtiliCorp United Inc. pursuant to 15 USC 79z-5b is granted. With respect to the transaction described in the application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

      The Commission reserves jurisdiction and may issue further orders as necessary.

      Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.

                                        MICHIGAN PUBLIC SERVICE COMMISSION


           (S E A L)                    /s/ John G. Strand
                                        ----------------------------------
                                        Chairman


                                        /s/ John C. Shea
                                        ----------------------------------
By its action of June 26, 1998.         Commissioner


/s/ Dorothy Wideman                     /s/ David A. Svanda
----------------------------------      ----------------------------------
Its Executive Secretary                 Commissioner


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